                               SCHEDULE 14C INFORMATION
                    Information Statement Pursuant to Section 14c
                                        of the
                            Securities Exchange Act of 1934

                                  (Amendment No.   )

Check the appropriate box:
/X/  Preliminary Information Statement
/ /  Confidential, for Use of the Commission Only (as permitted by Rule
     14c-5(d)(2)
/ /  Definitive Information Statement

                              GATEWAY ENERGY CORPORATION
                  --------------------------------------------------
                    Name of Registrant as Specified In Its Charter

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              GATEWAY ENERGY CORPORATION
                             10842 OLD MILL ROAD, SUITE 5
                                OMAHA, NEBRASKA  68154


                    _____________________________________________


                   SOLICITATION OF CONSENTS OF COMMON STOCKHOLDERS
                                    MARCH __, 1997




To the Stockholders of Gateway Energy Corporation:

     This Solicitation of Consents is being sent to Common Stockholders of Gateway Energy Corporation ( the "Company") in lieu of a meeting of Stockholders, for the following purpose:

     1. To obtain Stockholders' consent to the adoption of an amendment to the Company's Restated Certificate of Incorporation to increase the authorized Common Stock of the Company from 10,000,000 shares to 17,500,000 shares.

     Stockholders of record at the close of business on February 28, 1997 (the "Record Date") are entitled to vote on the above referenced matter. Information concerning the matter to be voted upon is set forth in the attached Information Statement. We encourage you to review the attached material carefully.

     CONSENT CARDS MUST BE RETURNED TO THE COMPANY NOT LATER THAN APRIL __,
1997.


                                             By Order of the Board of Directors



                                             Larry J. Horbach
                                             President

                              GATEWAY ENERGY CORPORATION
                             10842 OLD MILL ROAD, SUITE 5
                                OMAHA, NEBRASKA  68154

                           ________________________________

                                INFORMATION STATEMENT
                   SOLICITATION OF CONSENTS OF COMMON STOCKHOLDERS
                                    MARCH __, 1997


                               SOLICITATION AND VOTING

     This Information Statement is furnished to the holders of the Common Stock, $.25 par value per share ("Common Stock") in connection with the solicitation of consents ("Consents") by the Board of Directors of Gateway Energy Corporation (the "Company") to adopt an amendment (the "Amendment") to the Company's Restated Certificate of Incorporation to increase the authorized Common Stock from 10,000,000 shares to 17,500,000 shares. The first mailing of this Information Statement and accompanying material to the holders of the Common Stock will be made on March __, 1997.

     We are not asking you for a proxy and you are requested not to send us a proxy. Delaware law permits Stockholders to vote by consent in lieu of an actual meeting of Stockholders. The Company has determined not to hold an actual meeting of Stockholders in order to save cash and reduce expenses.

     The cost of solicitation of Consents will be borne by the Company. In addition to the use of the mails, Consents may be solicited personally, or by telephone or electronic media by regular employees of the Company or by persons engaged by the Company for such purposes. If the Company engages outside persons to solicit Consents, said cost will not exceed $ 5,000. The Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding the Information Statement and accompanying material to security owners and obtaining the Consents.

     Stockholders of record at the close of business on February 28, 1997 are entitled to vote on matters set forth herein. On that date there were outstanding and entitled to vote 48,245,344 shares of Common Stock.

                                  VOTE REQUIREMENTS

     The effectuation of the Amendment requires receipt of the affirmative vote, by consent, of a majority of the 48,245,344 shares of Common Stock entitled to vote as a single class.

                 DISCUSSION CONCERNING INCREASE IN AUTHORIZED SHARES

     The Company announced at its 1996 Annual Stockholders Meeting, and in consultation with Growth Capital Partners, Inc., the Company's investment banker, a proposed Recapitalization of the Company ("Recapitalization"). The Recapitalization included two steps. First, pursuant to an Information Statement dated January 13, 1997, the Company solicited the consent of the holders of Common Stock to adopt an amendment to the Company's Restated Certificate of Incorporation to (i) effect a 1 for 25 reverse stock split of the outstanding Common Stock of the Company; (ii) decrease the authorized Common Stock of the Company from 75,000,000 shares to 10,000,000 shares; and (iii) decrease the authorized Preferred Stock from 1,750,000 shares to 10,000 shares. The Company received the required vote to adopt this amendment to the Restated Certificate of Incorporation on January 31, 1997. The 1 for 25 reverse stock split was effected by the Company on March 4, 1997.

     The second step of the Recapitalization included the adoption by each of the outstanding nine (9) series of Preferred Stock of Amended and Restated Certificates of Designation to allow for the mandatory redemption of a portion and the mandatory conversion of the remaining portion of all outstanding Preferred Stock. Upon completion of the Recapitalization, the Preferred Stock outstanding would be redeemed and converted into other securities including Common Stock, Subordinated Debt, and Common Stock Purchase Warrants (collectively the "Recapitalization Securities"). The Company received the required vote from each series of Preferred Stock to adopt Amended and Restated Certificates of Designation for each series of Preferred Stock on February 28, 1997.

     The request to authorize 10,000,000 shares included in the Information Statement sent to holders of Common Stock on January 13, 1997, anticipated issuing to current holders of Preferred Stock in connection with the second step of the Recapitalization, approximately 4,493,000 shares of Common Stock (after the 1 for 25 reverse stock split), approximately $6,134,000 in Subordinated Debt and 386,000 Common Stock Purchase Warrants. These amounts were calculated based upon the assumption that all holders of Preferred Stock would take the Recapitalization Securities.

     Subsequent to the Solicitation of Consents dated January 13, 1997 to reduce the authorized shares of Common Stock to 10,000,000 and in order to (1) provide an option for the Preferred Stockholders; (2) offer an additional incentive for the Preferred Stockholders to approve the Recapitalization; and (3) further improve its balance sheet, the Company, in consultation with its investment banker, provided each Preferred Stockholder the right to elect to convert any or all of their Preferred Stock into Common Stock at the Conversion Price set forth in each respective Certificate of Designation, in lieu of taking the Recapitalization Securities. Said election is required to be made within fourteen (14) days of notification to holders of Preferred Stock that the second step of the Recapitalization received the requisite vote to be implemented.

     The Company cannot calculate with any certainty the number of elections it will receive from holders of Preferred Stock over the next 14 days to convert Preferred Stock into Common Stock. However, based upon preliminary discussions with brokers and Preferred Stockholders, the Company has determined that it is likely that it will be unable to honor all elections to convert Preferred Stock to Common Stock currently sent to the Company because the Company does not have enough Common Stock authorized.

     It is estimated that if all holders of Preferred Stock elect to convert to Common Stock at the conversion prices set forth in their original Certificates of Designation (said Conversion Price to be calculated for all classes of Preferred Stock as of February 28, 1997) instead of taking the Recapitalization Securities, the Company will need an additional 6,050,000 shares to cover the conversions. This number includes approximately 175,000 shares of Common Stock reserved for the exercise of outstanding options and warrants. In addition, the Company wishes to authorize an additional 1,275,000 shares of Common Stock to be used to provide financing for potential future acquisitions which may be financed, in part with Common Stock of the Company.

     As shown below, the effect of the Recapitalization on the book value per share of Common Stock is anti-dilutive. Book value per Common Share will increase from ($4.20) at November 30, 1996 to $.79 on a pro forma basis if all Preferred Stockholders elect to convert all of their Preferred Stock to Common Stock at the Conversion Price set forth in their respective Certificates of Designation. If all Preferred Stockholders elect the Recapitalization Securities, the book value on a pro forma basis would be $.94 per share of Common Stock.

THE COMPANY RECOMMENDS THAT THE COMMON STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION


                          PRO FORMA TABLE OF CAPITALIZATION

     The following table sets forth the pro forma capitalization of the Company as of November 30, 1996, reflecting the successful completion of both steps of the Recapitalization as described above. The table reflects actual numbers as of November 30, 1996, numbers assuming 100% of Preferred Stockholders accept the Recapitalization Securities, numbers assuming 50% of Preferred Stockholders convert to Common Stock and numbers assuming 100% of Preferred Stockholders convert to Common Stock.


                                            PRO FORMA TABLE OF CAPITALIZATION



                                               Assuming 100%     Assuming 50%      Assuming 100%
                                Actual            Accept            Accept            Accept
                                as of        Recapitalization     Conversion        Conversion
                               11-30-96         Securities        To Common         To Common
                              ----------        ----------        ----------        ----------
                                                    (1)              (2)              (3)

Long-Term Debt, Less
   Current Maturities       $10,111,500       $10,111,500       $10,111,500       $10,111,500

Subordinated Debt                     0         6,770,700         3,212,500                 0

Minority Interests            1,077,400         1,077,400         1,077,400         1,077,400

Mandatory Redeemable
   Preferred Stock            7,809,500                 0                 0                 0

Stockholders Equity
   Preferred Stock                9,400                 0                 0                 0
   Common Stock                 373,600         1,563,000         2,800,400         4,012,000
   Paid-in Capital           10,926,800        11,697,600        14,018,400        16,019,300
   Accumulated Deficit      ( 6,823,100)      ( 7,362,400)      ( 7,362,400)      ( 7,362,400)
                             ----------        ----------        ----------        ----------
                              4,486,700         5,898,200         9,456,400        12,668,900
                             ----------        ----------        ----------        ----------

Total Capitalization        $23,485,100       $23,857,800       $23,857,800       $23,857,800
                             ----------        ----------        ----------        ----------
                             ----------        ----------        ----------        ----------

Total Shares
 Outstanding                  1,494,400(4)      6,252,000        11,201,600        16,048,000
                             ----------        ----------        ----------        ----------
                             ----------        ----------        ----------        ----------

Book Value Per Share of
   Common Stock After
   Deducting Stated
   Value of
   Preferred Stock               $(4.21)            $0.79             $0.84             $0.94
                                 ------             -----             -----             -----
                                 ------             -----             -----             -----



(1) Assumes that all Preferred Stockholders accept the Recapitalization Securities which includes Common Stock, Common Stock Purchase Warrants and Subordinated Debt.

(2) Assumes that fifty percent of each class of Preferred Stockholders elect the Recapitalization Securities described in Note 1 above and the remaining fifty percent elect to convert their Preferred Stock into Common Stock at the Conversion Price set forth in the original Certificates of Designation.

(3) Assumes that all Preferred Stockholders convert all of their Preferred Stock into Common Stock at the Conversion Price stipulated in the Certificates of Designation.

(4)    After 1 for 25 reverse stock split.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of February 28, 1997 no person was known to the Company to be a beneficial owner of more than five percent (5%) of the Company's voting Common Stock. The first chart below sets forth the actual Common and Preferred Stock ownership of the officers and directors of the Company. The second chart sets forth the options owned by officers and directors. The third chart sets forth the ownership of officers and directors Post Recapitalization. The charts were prepared assuming the officers and directors elect to convert their Preferred Stock to Common Stock in lieu of taking the Recapitalization Securities, that the 1 for 25 reverse stock split was effected and that there would be 16,047,800 shares of Common Stock outstanding after the Recapitalization.

                   Statement of Common and Preferred Stock Ownership
                               As of February 28, 1997



---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                             COMMON STOCK                       PREFERRED STOCK
---------------------------------------------------------------------------------------
Officer or Director     # of Shares    Percent of     # of Shares of           Percent
                         of Common     Class          Preferred Stock          of
                           Stock                                               Class
---------------------------------------------------------------------------------------
Charles A. Holtgraves     54,554           2.8%       Series B / 25 (2)          1.5%
                                                      Series M / 100(2)         22.9%
---------------------------------------------------------------------------------------
Larry J. Horbach          24,605           1.3%              0                      0
---------------------------------------------------------------------------------------
Donald L. Anderson        44,204 (3)       2.3%       Series O / 1 (4)           100%
---------------------------------------------------------------------------------------
John B. Ewing              5,760            (1)       Series B / 25              1.5%
---------------------------------------------------------------------------------------
Neil A. Fortkamp           1,500            (1)              0                   0
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------



(1) Represents less than 1% Common Stock ownership.

(2) The shares hereby disclosed are owned by the Holtgraves Family Limited Partnership of which Charles A. Holtgraves is a General Partner.

(3) Donald Anderson owns 7,547 shares individually and personally and has a one-third interest in the 36,657 shares held by Pipeline Capital, Inc.

(4) The Company issued one share of Series O Preferred Stock to Pipeline Capital, Inc. in connection with a Settlement and Purchase Agreement described in the

    Company's 10-KSB filed for the year ended February 29, 1996.
    Donald L. Anderson is a one-third owner of Pipeline Capital, Inc.

The following table sets forth the value at December 31, 1996 of unexercised options/SARs for officers of the Company:



-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
    Name           Number of Securities underlying                   Value (1) of unexercised in-the-money
                   unexercised options/SARS at year-end              options/SARs at year-end: ($)
                   (#) exercisable/unexercisable                     exercisable/unexercisable
-----------------------------------------------------------------------------------------------------------
Larry J. Horbach                  7,000/0                                           $0/0
-----------------------------------------------------------------------------------------------------------
Neil A. Fortkamp                  6,500(2)/0                                        $0/0
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------



(1) The value of unexercised, in-the-money options has been calculated by determining the difference between the fair market value of the Company's Common Stock on December 31, 1996, and the exercise price of the options, multiplied by the number of options held.

(2) Includes warrants to purchase 500 shares of Company's Common Stock.

    The following table sets forth the Post Recapitalization ownership of officers and directors assuming all officers and directors elect to convert their Preferred Stock to Common Stock in lieu of taking the Recapitalization Securities.



---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
Officer or Director          Common Stock/       Subordinated   Warrants       Options
                             % of Class          Debt
---------------------------------------------------------------------------------------
Charles A.
Holtgraves (1)               139,989/.9%              0             0             0
---------------------------------------------------------------------------------------
Larry J. Horbach              24,605/.2%             ---            0           7,000

---------------------------------------------------------------------------------------
Donald L.
Anderson (2)                225,131/1.4%             ---            0             0

---------------------------------------------------------------------------------------

John B. Ewing                 22,847/.1%              0             0             0

---------------------------------------------------------------------------------------

Neil A. Fortkamp             1,500/ -  %             ---           500          6,000

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------



(1) Charles A. Holtgraves holds 28,014 shares of Common Stock in his own name. The Holtgraves Family Limited Partnership holds 26,540 shares and will receive 85,435 shares of Common Stock upon conversion of Preferred Stock.

(2) Donald L. Anderson owns 7,547 shares individually. PCI, of which he is a one-third owner, will own 217,584 shares after the Recapitalization is effected.


                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In fiscal year 1992, the Company entered into an agreement ("Agreement") with Pipeline Capital, Inc. ("PCI") (which was subsequently amended several times) whereby PCI, through a sponsorship arrangement, was to raise up to $50,000,000 in capital for the Company over five years. Donald L. Anderson is a shareholder of PCI and has a one-third interest in the capital and in all profits and losses of PCI. To date, $20,291,000 of capital has been raised.

    As more fully set forth in the 1996 Proxy Materials for the Annual Stockholders Meeting, the parties had several ongoing disagreements regarding the proper interpretation of various sections of the Agreement. In an attempt to settle these, the parties terminated all prior agreements and entered into a Settlement and Purchase Agreement ("Settlement Agreement") effective May 6, 1996. In summary, pursuant to the Settlement Agreement, the Company issued one share of Series O Preferred Stock to PCI and a promissory note for $480,000. PCI executed a promissory note in the amount of $278,725 plus interest at 7% in favor of the Company.

    Pursuant to the Recapitalization, PCI exchanged its one share of Series O
Preferred Stock for 180,927 shares of Common Stock of the Company.   Upon
completion of the Recapitalization, the holders of Series O Preferred Stock will hold Common Stock equal to approximately 1.4% ownership of the Company.
Although some of the terms of the $480,000 promissory note may be adjusted in connection with the Recapitalization, the promissory note will remain a legal obligation of the Company following the Recapitalization and the Company will continue to pay $10,000 per month to PCI as provided in the note. As part of the Recapitalization, the Company will forgive the $278,728 promissory note from PCI.

                       INCORPORATION OF DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference into this Information Statement the following documents previously filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act:

1.  Annual Report on Form 10-KSB for the year ended February 29, 1996;

2. Quarterly Reports on Form 10-QSB for the quarters ended May 31, 1996, and August 31, 1996; and

3.  Current Report on Form 8-K dated July 30, 1996.


                              TEXT OF PROPOSED AMENDMENT
                     TO THE RESTATED CERTIFICATE OF INCORPORATION

    If the proposed amendment to the Restated Certificate of Incorporation is adopted, Article IV will read as follows:

    "Fourth. The total aggregate number of shares which the Company shall have authority to issue is seventeen million five hundred and ten thousand, (17,510,000) shares designated as follows: (i) seventeen million five hundred thousand (17,500,000) shares of Common Stock, par value $.25 per share; and (ii) ten thousand (10,000) shares of Preferred Stock, par value $1.00 per share, which shares of Preferred Stock may be issued in series, all with such rights, privileges and restrictions and preferences as the Board of Directors may authorize from time to time."